Exhibit 10.2

Harte Hanks Consulting Services Agreement

THIS AGREEMENT is made this 15th day of December, 2016 but effective the 1st day of January, 2017, by Douglas Shepard an individual residing at 4 Imperial Oaks San Antonio, Texas 78248 (hereinafter referred to as “Consultant”) and Harte Hanks, Inc. with its principal place of business at 9601 McAllister Freeway, Suite 610 San Antonio, Texas 78216 (hereinafter referred to as “Harte Hanks”).

This Consulting Services Agreement is contingent upon you providing Harte Hanks with the documents necessary to enter your information into our accounts payable system.  This will be accomplished by completing an IRS Form W-9 on or before the date of commencement of your services to Harte Hanks.

1.  The Services/Responsibilities

Consultant agrees to provide the consulting services as agreed upon with Harte Hanks (hereinafter referred to as the “Services”).  The Services to be provided by Consultant are as set forth in Exhibit A.

2.  Compensation

Compensation shall be as set forth in Exhibit A.  Invoices shall be rendered by Consultant to Harte Hanks on a monthly basis.

3.  Independent Contractor

Consultant shall, at all times, be an independent contractor and shall not be an employee or agent of Harte Hanks and shall have no authority to bind Harte Hanks.  Nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency, or joint venture, as granting a franchise, as a guarantee of future employment, or as a limitation upon Harte Hanks’ sole discretion to terminate this Agreement in accordance with Section 8.   Consultant further agrees to be responsible for all of Consultant’s federal and state taxes, withholding, social security, insurance, and other benefits, including but not limited to any taxes related to the fees paid for Consultant’s services hereunder.

4.  Ownership and Title Transfer

4.1                              All documentation, and any other work product developed or produced for Harte Hanks by Consultant under this Agreement (“Work Product”) are to be considered “works made for hire” (as that term is defined in Section 101 of the Copyright Act 117 U.S.C. §101 or any amendment thereto that may be promulgated from time to time) and consequently are the sole and exclusive property of Harte Hanks.  Any and all intellectual property rights, including, but not limited to, patent, copyright and trade secret rights, to such Work Product developed hereunder, to the extent they are available, are the sole and exclusive property of Harte Hanks.  Consultant hereby does waive all moral rights they may have in such Work Product.

4.2.                          Harte Hanks, (and any third party authorized by Harte Hanks), may utilize all suggestions and improvements, whether written or oral, furnished by Consultant to Harte Hanks in connection with this Agreement for any and all purposes without any further compensation to Consultant.

4.3                              To the extent that the Work Product produced under this Agreement does not qualify as a “works made for hire”, or to the extent that Section 4.1, is declared invalid either in substance or purpose, in whole or in part, Consultant hereby irrevocably transfers, grants, conveys, assigns and relinquishes exclusively to Harte Hanks all of Consultant’s right, title and interest (including but not limited to ownership of all patent, copyright and trade secret rights) in said Work Product developed by Consultant under this Agreement, without the necessity of further consideration and Consultant shall have no right, title, or interest of any kind or nature to such Work Product.

4.5                              All materials, information, hardware, software, documentation and/or media products supplied to Consultant by Harte Hanks and used by Consultant either in the development of the Work Product or used by Consultant during the term of the performance of Services, are and shall remain the sole and exclusive property of Harte Hanks.

5.  Warranties

5.1                              Consultant warrants that his Services and Work Product will be performed in a professional and workmanlike manner and conform, in all material respects, with the specifications provided by Harte Hanks and that they will have the performance capabilities and characteristics requested by Harte Hanks.

5.2                              Consultant warrants that he will perform the Services and the Work Product he provides will be in accordance with and will comply with all applicable laws and regulations and all Harte Hanks policies.

6.  Confidential Information

6.1                              Consultant acknowledges that in connection with the provision of Services and Work Product, Consultant will have access to Non-Public Information.   For purposes of this Agreement, the term “Non-Public Information” means information not available to the general public and concerns Harte Hanks or its customer, and includes, but is not limited to, customer lists, employee lists, employee compensation information, customer information, pricing information, business plans, business strategies, trade secrets, proprietary information, passwords, logins, ids, information provided by Harte Hanks customers, personal information about individuals, state or federal identification numbers, financial account number(s), or credit or debit card number(s).   Consultant agrees not to disclose such Non-Public Information which has or will come into the possession or knowledge of Consultant in connection with this Agreement, or the performance hereof, including software and information created by Consultant as part of the Services, which consists of confidential and proprietary data of Harte Hanks and/or its customers.  Consultant shall use reasonable means to ensure the security and confidentiality of all Non-Public Information in its possession, including, but not limited to, encrypting any and all Non-Public Information while it is not in use.  Harte Hanks shall have the right to audit Consultant’s information systems and physical facilities to determine Consultant’s compliance with the terms of this Article 6.  Consultant also recognizes that any unauthorized use or disclosure of Non-Public Information would be extremely detrimental to Harte Hanks and/or its customers.  Consultant acknowledges that Non-Public Information may be transmitted in written, oral, or electronic format by Harte Hanks to Consultant. Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known free of any restriction at the time it is obtained; (ii) subsequently learned from an independent third party free of any restriction; or (iii) becomes generally available publicly without breach of the Services Agreement.

6.2                              Consultant further acknowledges that written, oral, or electronic information relating to the Services to be performed or the business plans of Harte Hanks and/or its customers are confidential and that Consultant will not at any time disclose or convey such information to third parties.  Consultant warrants and represents that it has the capability to receive, handle, transfer and store electronic data in an encrypted manner.  To the extent it is necessary for Consultant to send Harte Hanks Non-Public Information, it shall do so in accordance with Harte Hanks Security and Information Technology Policies and any applicable operating procedures, including but not limited to requirements to transfer data in a secure manner.

6.3                              No copies shall be made of any Non-Public Information or any other information supplied by Harte Hanks without the written consent of Harte Hanks and, Consultant shall not make use of any Non-Public Information or any other information received from Harte Hanks and/or its customers for any purpose except that which is expressly contemplated by this Agreement.  At the termination of the Services or the need for the Non-Public Information, Consultant will either return or destroy, at Harte Hanks option and at no additional cost to Harte Hanks, all Non-Public Information in its control or possession.

6.4                              If Consultant becomes aware of any potential unauthorized exposure, disclosure or access of Non-Public Information or of a breach of its security systems in which any Non-Public Information resides, Consultant shall immediately inform Harte Hanks of same and provide such details and information (at Consultant’s expense) as reasonably requested by Harte Hanks.  Consultant will indemnify, defend and hold Harte Hanks, its parent, affiliates, subsidiaries and/or its customers harmless against any loss or damage resulting from the unauthorized use or disclosure of any Non-Public Information or any other information by Consultant and/or Consultant’s employees or authorized subcontractors.

6.5                              Consultant will not disclose to Harte Hanks and/or its customers, or induce Harte Hanks and/or its customers to use any confidential information or material belonging to others, unless Consultant has obtained prior authorization for such disclosure and use and informs Harte Hanks to that effect in writing.

6.6                              In the event of wrongful disclosure, monetary damages may be insufficient to protect and compensate Harte Hanks and/or its Customers, as the case may be, shall be entitled to injunctive relief.  In the event of Consultant’s breach of its obligations under this Section 6, the Customer is a third party beneficiary of the foregoing remedy, solely for the purpose of protecting any of the Customer’s confidential and/or proprietary information disclosed to Consultant under this Agreement.

6.7                              The obligations contained in this Section 6 shall survive termination or expiration of this Agreement.

7.  Liability

The total liability of Harte Hanks and/or its affiliates to Consultant, however arising, shall be limited to payment for Services actually performed by Consultant hereunder, subject to the terms of this Agreement.  In no event, shall Harte Hanks and/or its affiliates be liable for the payment of special, incidental, indirect, or consequential damages, including lost profits arising out of or related to this Agreement.

8.  Term/Termination

Unless otherwise terminated or canceled as provided for herein, this Agreement shall commence on the Effective Date and continue for an initial term of  12 months.  Harte Hanks may terminate this Agreement for any reason or no reason upon written notice to Consultant.  Upon termination of the Agreement, all Work Product as well as any materials, software, hardware, documentation and media products owned or provided by Harte Hanks and used by Consultant either in the development of the Work Product or used by Consultant during the term of this Agreement in connection with the provision of Services, shall be returned to Harte Hanks within two business days and Consultant will not retain any copies thereof.

9.  Assignment

This Agreement may not be assigned by Consultant without the written consent of Harte Hanks.

10.  Applicable Law

This Agreement shall be governed by the laws of the State of Texas without regard to its choice of law provisions.

11.  Injunctive Relief

Consultant acknowledges that any violation of Section 6 of this Agreement will give rise to irreparable injury to Harte Hanks, and that Harte Hanks may, accordingly, seek injunctive relief before any court of competent jurisdiction to prevent or limit any such violation or threatened violation.  This provision shall survive termination or expiration of this Agreement.

12.   Arbitration

Any dispute arising out of or relating to this Agreement which is not settled by agreement of the parties within a reasonable time shall be settled exclusively in a binding arbitration by a single arbitrator experienced in the subject matter for which this Agreement was based.  The arbitration will be governed by the Federal Arbitration Act.  The arbitrator will be selected and the arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), except that the provisions of this Agreement will control over the AAA rules.  The arbitrator shall be based in Boston, Massachusetts and the arbitration shall take place in Boston.  The parties will share equally in the fees and expenses of the arbitrator and the cost of the facilities used for the arbitration hearing, but will otherwise bear their respective costs incurred in connection with the arbitration.  The parties agree to use their best efforts to ensure that the arbitrator is selected promptly and that the arbitration hearing is conducted not later than three (3) months after the arbitrator is selected.  The arbitrator must decide the dispute in accordance with the substantive law which would govern the dispute had it been litigated in court.  This requirement does not, however, mean that the award is reviewable by a court for errors of law or fact.  Following the arbitration hearing, the arbitrator shall issue an award and a separate written decision which summarizes the reasoning behind the award and the legal basis for the award.  The arbitrator may not award punitive damages and may not require one party to pay another party’s costs, fees, attorney’s fees or expenses.  The award of the arbitrator will be binding on each party.  Judgment upon the award may be entered in any federal district court.

13.                              Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.  Entire Agreement

This Agreement represents the entire agreement between the parties solely as it relates to the services to be provided by Consultant under the scope of this Agreement.  This Agreement may only be modified in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed.

Harte Hanks, Inc.

By:
Douglas C. Shepard	Andrew P. Harrison
EVP & CHRO

Exhibit A

I.           Description of Services:

On an as requested basis, Consultant will provide consulting support services related to financial and operational matter with deliverables to be determined on a per project basis.

Only the following individuals (or their designees) may assign projects to Consultant:

Andrew Harrison

Karen Puckett

Shirish Lal

Frank Grillo

Carlos Alvarado

Robert Munden

II.          Harte Hanks Project Manager:

For Harte Hanks:  Robert Munden

III.         Compensation

Harte Hanks will pay Consultant for the services performed which are described above at an hourly rate of $175.00/hour.  Consultant shall not be compensated for any days or hours not worked or authorized by Harte Hanks.  Consultant shall provide invoices to Harte Hanks on a  monthly basis which will detail the hours spent on each project.  Consultant’s invoice shall reference a purchase order if one is so designated.  Harte Hanks shall pay Consultant’s invoices within 30 days of receipt of invoice.  Consultant shall not exceed 50 hours without the prior written approval of the CEO of Harte Hanks.  Nothing contained in this Agreement shall be deemed to guarantee a minimum number of hours or fees to Consultant.

IV.         Schedule or Timetable for Services:

To be agreed in writing on a per project basis (email is sufficient for this purpose)

VII.        Travel and Related Expenses

All reasonable travel and related expenses must be approved by Harte Hanks.  The Consultant will use Harte Hanks to make all travel arrangements in accordance with Harte Hanks policy.  When out-of-state travel (within the United States) is required to complete the work, meals and incidental expenses, are reimbursed for reasonable actual cost of expense.  Documentation on any meal over $25 is required.  All receipts for which the Consultant seeks reimbursement may be submitted on a monthly basis using the standard Harte Hanks travel expenses reimbursement form and shall be paid according to Harte Hanks standard accounts payable procedure.